FOR IMMEDIATE RELEASE

AMAG PHARMACEUTICALS ANNOUNCES SECOND QUARTER 2019 FINANCIAL RESULTS
AND PROVIDES CORPORATE UPDATE
Promoted products achieved sequential and year-over-year revenue and market share growth
2019 financial guidance lowered: exiting Makena intramuscular market and removing milestone revenue
Vyleesi on-track for national launch in September
Conference call scheduled for 8:00 a.m. ET today

WALTHAM, MA (August 7, 2019) AMAG Pharmaceuticals, Inc. (NASDAQ: AMAG) today reported unaudited consolidated financial results for the second quarter ended June 30, 2019 and provided a business update.

“We are pleased to report both year-over-year and sequential revenue and market share growth in the quarter for each of our key commercial products - Makena subcutaneous (SC) auto-injector, Feraheme and Intrarosa. This strong, consistent execution by our commercial team positions us well for next month's launch of Vyleesi, our fourth commercial product,” said William Heiden, AMAG’s president and chief executive officer. “Despite the strong commercial success of our promoted products, we have lowered our 2019 financial guidance to reflect the impact of Makena intramuscular (IM) supply issues and our changed expectations of milestone payments due to us from a development partner related to ciraparantag.”
KEY UPDATES

•
Makena supply: due to sustained supply disruptions, resulting in loss of market share, and increased generic competition, the company made the decision to exit the IM market and, through mutual agreement, has terminated the arrangement with Prasco, LLC, its authorized generic partner.

•
Makena PROLONG study: in a recent meeting with the U.S. Food and Drug Administration (FDA) regarding PROLONG, the Agency informed the company that it plans to hold an Advisory Committee meeting. This meeting is expected to occur in the fourth quarter of 2019 to facilitate transparent discussions of the PROLONG trial and allow FDA to obtain the necessary input from Advisory Committee members and important stakeholders to inform regulatory decision-making for Makena. In addition to presentations by the company and the FDA, clinical experts, medical society representatives and patients will have the opportunity to provide their perspectives on the clinical importance and medical need for Makena.

•	Quarterly growth across all promoted products: strong revenue and market share performance in the second quarter

•	Makena® (hydroxyprogesterone caproate (HPC) injection) SC auto-injector achieved 63% market share of all FDA-approved HPC prescription volume in the quarter.

•	Feraheme® (ferumoxytol injection) achieved record market share of 17.2% in the quarter.

•	Intrarosa® (prasterone) exited the quarter at a TRx share of 4.8%, the highest share achievement since launch.

•
VyleesiTM (bremelanotide injection) on track for national launch in September: June 21 approval generated coverage from more than 300 news outlets across the country, which has helped drive early awareness of Vyleesi alongside the initial marketing campaign.

•
Development pipeline is progressing: the company expects to initiate a phase 3a study of ciraparantag in the fourth quarter of 2019. AMAG-423 Phase 2b/3a study continues to open new sites and enroll patients.

($M)	Three Months Ended June 30,
	2019	2018	% Change
Total product revenues, net	$78.0	$146.2	(47)%
Makena subcutaneous auto-injector	41.0	13.5	204%
Makena intramuscular - branded and generic	(10.0)	91.8	(111)%
Feraheme	42.1	37.7	12%
Intrarosa	4.9	3.2	53%
Operating (loss) income	$(115.8)	$41.9	N/A
Non-GAAP adjusted EBITDA[1]	$(24.4)	$59.7	N/A

1 See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

COMMERCIAL PRODUCTS AND DEVELOPMENT PROGRAM UPDATES
Makena
The Makena SC auto-injector was launched in March 2018 and has continued to grow and increase its market share every quarter since launch. Second quarter 2019 revenues increased to $41.0 million, or 8.5%, over the first quarter of 2019. Market share grew 9 percentage points to 63%, compared with 54% in the first quarter of 2019. With no intramuscular product shipped, the $10.0 million of negative revenue for the Makena IM product, for the three months ended June 30, 2019, was the result of changes in estimated Medicaid and commercial liability obligations from prior periods.

As previously disclosed, AMAG’s primary third-party manufacturer failed to timely deliver Makena IM drug product to AMAG, which led to supply disruptions and ultimately an out-of-stock situation. These supply issues hindered AMAG’s ability to provide Makena IM product, which caused Prasco to lose significant market share. Although AMAG received notice of approval from the FDA of an additional manufacturing site for the Makena IM product late in the second quarter, AMAG and Prasco concluded that it was no longer commercially viable to recapture sufficient market share following the out-of stock situation. As such, AMAG made the decision to exit the generic IM market and reached a mutual agreement with Prasco to terminate their distribution and supply agreement on August 6, 2019.

Accordingly, the company recorded a $77.4 million non-cash charge to fully write-off the intangible asset associated with the IM form of Makena and an inventory write-down of $4.8 million. In addition, the company revised its full-year 2019 financial guidance.

Vyleesi
As previously reported, on June 21, 2019 the FDA approved Vyleesi, a melanocortin receptor agonist, to treat acquired, generalized hypoactive sexual desire disorder (HSDD) in premenopausal women. The Vyleesi autoinjector is the first treatment for this patient population that can be self-administered as needed in anticipation of sexual activity. HSDD is characterized by low sexual desire that causes distress or interpersonal difficulty and is not due to a co-existing medical or psychiatric condition, problems within the relationship, or the effects of a medication or other drug substance. AMAG is committed to working with payers and healthcare professionals to help ensure that women with HSDD have access to Vyleesi, as well as minimizing the cost burden to patients through a comprehensive copay assistance program. AMAG plans to launch Vyleesi nationally in September with approximately 125 sales representatives on the company's women's and maternal health salesforce who will be calling on an estimated 15,000 healthcare professionals.

Ciraparantag
Ciraparantag, which has been granted fast track designation by the FDA, is in development as a single-dose, ready-to-use solution for use in patients treated with novel oral anticoagulants (NOACs) or low molecular weight heparin (LMWH) when reversal of the anticoagulant effect is needed for emergency surgery or serious uncontrolled bleeding. AMAG and Perosphere Technologies (an independent company) recently met with the FDA and Perosphere Technologies is preparing to submit an investigational device exemption (IDE) to enable the use of the automated coagulometer in a Phase 3a clinical study, which AMAG expects to begin in the fourth quarter of 2019. Separately, AMAG was recently informed by a development partner for ciraparantag of its intention to terminate the existing collaboration agreement. Although AMAG does not believe that this partner has grounds for termination, it has removed expected milestone payments from its 2019 financial guidance.

UPDATED 2019 FINANCIAL GUIDANCE
“Although our commercial teams delivered strong results for our promoted products, we are lowering our 2019 financial guidance because we exited the Makena IM market and revised our expectation of ciraparantag development milestone revenue. The changes to our 2019 guidance do not alter our previously-stated preliminary view that we will achieve neutral adjusted EBITDA in 2020,” said Ted Myles, AMAG’s chief financial officer. “With strong cash flows from our commercial products and our flexible cost structure, we believe we are well positioned to bring innovative therapies to patients in need and to build a new chapter of durable growth for shareholders. Our updated guidance and our preliminary view of an adjusted EBITDA-neutral 2020 reflects continued strong commercial performance from Makena SC auto-injector, Feraheme and Intrarosa, and includes a fully-funded launch of Vyleesi and our clinical development plans for AMAG-423 and ciraparantag."

2019 Financial Guidance
($M)	Updated	Previous
Total revenue	$325 - $355	$365 - $415
Operating loss	($286) - ($276)	($206) - ($176)
Adjusted EBITDA[2]	($85) - ($75)	($65) - ($35)

2 See reconciliations of 2019 GAAP to non-GAAP financial guidance at conclusion of this press release.

SECOND QUARTER ENDED JUNE 30
Revenue
Growth of the company’s key marketed products continued in the second quarter, with strong revenue and market share performance.

•	Makena SC auto-injector revenue grew to $41.0 million, compared with $13.5 million in the same period last year (launched March 2018).

•
The company did not ship any Makena IM product during the quarter, therefore the full impact of the $10.0 million change in estimated Medicaid and commercial rebate liabilities from prior period sales appears as negative revenue during the quarter.

•
Feraheme revenue increased to $42.1 million, an increase of 12% over the same period last year. Feraheme’s average quarterly market share increased to 17.2%, compared with 16.3% in the same period last year and 16.1% in the first quarter of 2019.

•
Intrarosa revenue totaled $4.9 million, compared with $3.2 million in the same period last year. TRx share increased to 4.5%, compared with 3.2% in the same period last year and 3.9% in the first quarter of 2019.

($M)	Three Months Ended June 30,
	2019	2018
Total product revenues, net	$78.0	$146.2
Makena subcutaneous auto-injector	41.0	13.5
Makena intramuscular - branded and generic	(10.0)	91.8
Feraheme	42.1	37.7
Intrarosa	4.9	3.2

Operating Expenses

•
Cost of products sales (CoPS) in the second quarter of 2019 included a $4.8 million write-down of Makena IM inventory; CoPS in the second quarter of 2018 included $61.4 million in amortization expense primarily related to the Makena IM intangible asset.

•
Selling, general and administrative (SG&A) expenses in the second quarter of 2018 included an expense reversal of $49.8 million related to the Makena contingent consideration liability because the company no longer believed that it was probable that a sales milestone would be achieved. Excluding this expense reversal, SG&A expenses increased by $11.6 million, or 18%, in the second quarter of 2019, compared with the same period last year, primarily due to increased marketing expenses related to the upcoming launch of Vyleesi.

•	The intangible asset impairment charge relates to the full impairment of the Makena IM intangible asset (described above).

($M)	Three Months Ended June 30,
	2019	2018
Amortization of intangible assets	$3.9	$61.4
Direct cost of product sales	20.4	15.4
Total cost of product sales	24.3	76.8
Total Research and development expenses	15.0	11.7
Fair value of contingent consideration liability	—	(49.8)
Other selling, general and administrative expenses	77.3	65.7
Total selling, general and administrative expenses	77.3	15.9
Impairment of intangible assets	$77.4	$0.0
Total costs and expenses	$194.0	$104.4

Balance Sheet

•	As of June 30, 2019, the company’s cash and investments totaled $261.0 million.

◦	The FDA approval of Vyleesi triggered a $60.0 million payment obligation to Palatin Technologies, which was paid in July 2019.

•	Long-term debt totaled $320.0 million (representing the principal amounts outstanding of the 2022 convertible notes).

Operating Loss and Adjusted EBITDA

•
The impact of the $77.4 million non-cash impairment charge and the related $4.8 million inventory write-down in the second quarter of 2019 contributed to an operating loss of $115.8 million. The company reported negative adjusted EBITDA of $24.4 million in the second quarter of 2019.

($M)	Three Months Ended June 30,
	2019	2018
Operating (loss) income	$(115.8)	$41.9
Non-GAAP adjusted EBITDA[1]	$(24.4)	$59.7

1 See summaries of GAAP to non-GAAP adjustments at the conclusion of this press release.

CONFERENCE CALL AND WEBCAST ACCESS
AMAG Pharmaceuticals, Inc. will host a conference call and webcast today at 8:00 a.m. ET to discuss the company's second quarter 2019 financial results, recent business highlights and 2019 outlook.

DIAL-IN NUMBER
U.S./Canada Dial-in Number: (877) 412-6083
International Dial-in Number: (702) 495-1202
Conference ID: 8573359

Replay Dial-in Number: (855) 859-2056
Replay International Dial-in Number: (404) 537-3406
Conference ID: 8573359

A telephone replay will be available from approximately 11:00 a.m. ET on August 7, 2019 through midnight on August 14, 2019.

The webcast with slides will be accessible through the Investors section of the company’s website at www.amagpharma.com. A replay of the webcast will be archived on the website for 30 days.

USE OF NON-GAAP FINANCIAL MEASURES
AMAG has presented certain non-GAAP financial measures, including non-GAAP costs and expenses and non-GAAP adjusted EBITDA (earnings before income taxes, depreciation and amortization). These non-GAAP financial measures exclude certain amounts, expenses or income, from the corresponding financial measures determined in accordance with accounting principles generally accepted in the U.S. (GAAP). Management believes this non-GAAP information is useful for investors, taken in conjunction with AMAG’s GAAP financial statements, because it provides greater transparency regarding AMAG’s operating performance. Management uses these measures, among other factors, to assess and analyze operational results and trends and to make financial and operational decisions. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of AMAG’s operating results as reported under GAAP, not as a substitute for GAAP. In addition, these non-GAAP financial measures are unlikely to be comparable with non-GAAP information provided by other companies. The determination of the amounts that are excluded from non-GAAP financial measures is a matter of management judgment and depends upon, among other factors, the nature of the underlying expense or income amounts. Reconciliations between these non-GAAP financial measures and the most comparable GAAP financial measures are included in the tables accompanying this press release after the unaudited condensed consolidated financial statements.

ABOUT AMAG
AMAG is a pharmaceutical company focused on bringing innovative products to patients with unmet medical needs. The company does this by leveraging its development and commercial expertise to invest in and grow its pharmaceutical products across a range of therapeutic areas, including women’s health. For additional company information, please visit www.amagpharma.com.

FORWARD-LOOKING STATEMENTS
This press release contains forward-looking information about AMAG Pharmaceuticals, Inc. within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein which do not describe historical facts, including, among others, beliefs about the performance of AMAG’s commercially available products; AMAG’s belief that strong commercial performance will position it well for the launch of Vyleesi; expectations for ciraparantag and AMAG-423 studies, including development timelines; expectations and plans for the FDA Advisory Committee meeting, including the purpose and timing thereof; plans to ensure that women with HSDD have access to Vyleesi, including at a reasonable cost; plans for the launch of Vyleesi, including launch timing and sales force efforts and the effect of AMAG’s direct-to-patient campaign for Vyleesi; updated 2019 guidance and expectations that AMAG will be adjusted EBITDA neutral by 2020; expectations related to development milestone payments from a development partner in light of such partners notice of intent to terminate the related agreement; characterizations that its strong cash flows and flexible cost structure will position AMAG well to build a new chapter of durable growth for shareholders are based on management’s current expectations and beliefs and are forward-looking statements which involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements.

Such risks and uncertainties include, among others, the risk that the Makena franchise is currently solely dependent on sales from the Makena auto-injector in light of the company’s exit from the Makena IM market, and the Makena auto-injector may not be successful, including if (i) AMAG is unsuccessful in convincing patients to use or healthcare providers to prescribe the Makena auto-injector product and (ii) the FDA takes adverse action related to Makena in response to the results of the PROLONG study and the FDA’s ongoing review, including following the Advisory Committee meeting tentatively scheduled for the fourth quarter of 2019.  The PROLONG trial was conducted as part of an approval commitment under the FDA’s “Subpart H” accelerated approval process to confirm the efficacy of the Meis trial. The PROLONG trial results did not demonstrate a statistically significant difference between the treatment and placebo arms for the co-primary endpoints. Since the results of the PROLONG study were negative, the FDA could withdraw the approval of Makena, require us to generate or conduct additional clinical trials or update the approved labeling to include information on the PROLONG study, including the possibility of restrictions to the current indication or the insertion of new warnings or precautions. Although the usual regulatory process for a Subpart H approved product with a failed confirmatory trial is for the FDA to issue a Notice of Opportunity for Hearing to initiate the process to withdraw accelerated approval, the FDA indicated that it believed that an Advisory Committee is the preferred next step to inform regulatory decision-making for Makena. In addition, certain medical professional organizations and other societies could change their guidelines to physicians. The FDA has noted that it considered post-hoc subset analysis informative for hypothesis generation only and did not consider it adequate to support efficacy for any subgroup. The FDA further noted that it will not opine on the safety of Makena while the FDA review is ongoing. Any of these outcomes could negatively impact or prevent our ability to commercialize Makena, and could materially and adversely impact our stock price and results of operations. Risks and uncertainties that could cause actual results to differ materially from those discussed in AMAG’s forward-looking statements also include those risks identified in AMAG’s filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2018, its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019, and subsequent filings with the SEC (including its upcoming Quarterly Report on Form 10-Q for the quarter ended June 30, 2019), which are available at the SEC’s website at www.sec.gov. Further, investors are encouraged to read those risks identified on slide 3 of AMAG’s presentation attached as Exhibit 99.2 to AMAG’s Current Report on Form 8-K furnished with the SEC on August 7, 2019 for risks attendant to AMAG’s long-term outlook, including that it will be adjusted EBITDA neutral by 2020. Any such risks and uncertainties could materially and adversely affect AMAG’s results of operations, its profitability and its cash flows, which would, in turn, have a significant and adverse impact on AMAG’s stock price. AMAG cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made.

AMAG disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

AMAG Pharmaceuticals®, the logo and designs, and Feraheme® are registered trademarks of AMAG Pharmaceuticals, Inc. VyleesiTM is a trademark of AMAG Pharmaceuticals, Inc. Makena® is a registered trademark of AMAG Pharma USA, Inc. Intrarosa® is a registered trademark of Endoceutics, Inc. Other trademarks referenced in this report are the property of their respective owners.

- Tables Follow -

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(Unaudited, amounts in thousands, except for per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenues:
Makena	$30,935	$105,172	$62,192	$195,156
Feraheme/MuGard	42,164	37,806	82,222	63,005
Intrarosa	4,877	3,241	9,291	5,406
Other revenues	133	35	208	75
Total revenues	78,109	146,254	153,913	263,642
Operating costs and expenses:
Cost of product sales	24,290	76,776	42,767	140,688
Research and development expenses	14,980	11,693	33,046	22,502
Acquired in-process research and development	—	—	74,856	20,000
Selling, general and administrative expenses	77,324	15,898	152,006	89,329
Impairment of intangible assets	77,358	—	77,358	—
Restructuring expenses	—	—	7,420	—
Total costs and expenses	193,952	104,367	387,453	272,519
Operating (loss) income	(115,843)	41,887	(233,540)	(8,877)

Other income (expense):
Interest expense	(6,330)	(16,056)	(12,780)	(32,034)
Interest and dividend income	1,224	952	2,810	1,595
Other income	2	(44)	342	(44)
Total other expense, net	(5,104)	(15,148)	(9,628)	(30,483)
(Loss) income from continuing operations before income taxes	(120,947)	26,739	(243,168)	(39,360)
Income tax (benefit) expense	(120)	52,556	(257)	44,556
Net loss from continuing operations	$(120,827)	$(25,817)	$(242,911)	$(83,916)

Discontinued Operations:
Income from discontinued operations	$—	$7,158	$—	$13,036
Income tax expense	—	1,422	—	3,444
Net income from discontinued operations	$—	$5,736	$—	$9,592

Net loss	$(120,827)	$(20,081)	$(242,911)	$(74,324)

Basic and diluted net (loss) income per share:
Loss from continuing operations	$(3.57)	$(0.75)	$(7.12)	$(2.45)
Income from discontinued operations	—	0.17	—	0.28
Basic and diluted net loss per share	$(3.57)	$(0.58)	$(7.12)	$(2.17)

Weighted average shares outstanding used to compute net (loss) income per share (basic and diluted)	33,807	34,358	34,136	34,261

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(Unaudited, amounts in thousands)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$150,461	$253,256
Marketable securities	110,583	140,915
Accounts receivable, net	83,183	75,347
Inventories	25,179	26,691
Prepaid and other current assets	24,549	18,961
Note receivable	—	10,000
Total current assets	393,955	525,170
Property and equipment, net	8,224	7,521
Goodwill	422,513	422,513
Intangible assets, net	191,789	217,033
Operating lease right-of-use asset	6,582	—
Deferred tax assets	630	1,260
Restricted cash	495	495
Other long-term assets	12	1,467
Total assets	$1,024,200	$1,175,459
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$26,946	$14,487
Accrued expenses	214,211	129,537
Current portion of convertible notes, net	—	21,276
Current portion of operating lease liability	3,889	—
Current portion of deferred revenue	1,128	—
Current portion of acquisition-related contingent consideration	128	144
Total current liabilities	246,302	165,444
Long-term liabilities:
Convertible notes, net	269,305	261,933
Long-term operating lease liability	3,504	—
Long-term deferred revenue	5,171	—
Long-term acquisition-related contingent consideration	183	215
Other long-term liabilities	228	1,212
Total liabilities	524,693	428,804
Commitments and contingencies
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 2,000,000 shares authorized; none issued	—	—
Common stock, par value $0.01 per share, 117,500,000 shares authorized; 33,899,954 and 34,606,760 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	339	346
Additional paid-in capital	1,287,553	1,292,736
Accumulated other comprehensive loss	(3,032)	(3,985)
Accumulated deficit	(785,353)	(542,442)
Total stockholders’ equity	499,507	746,655
Total liabilities and stockholders’ equity	$1,024,200	$1,175,459

AMAG Pharmaceuticals, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited, amounts in thousands)

	Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(242,911)	$(74,324)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Depreciation and amortization	9,089	126,183
Impairment of intangible assets	77,358	—
Provision for bad debt expense	(12)	856
Amortization of premium/discount on purchased securities	(51)	93
Write-down of inventory	4,836	—
Gain on disposal of fixed assets	—	(99)
Non-cash equity-based compensation expense	9,407	11,122
Non-cash IPR&D expense	18,029	—
Amortization of debt discount and debt issuance costs	7,513	7,851
Gains on marketable securities, net	(270)	—
Change in fair value of contingent consideration	(21)	(49,184)
Deferred income taxes	630	42,372
Prepaid transaction costs	—	(3,865)
Changes in operating assets and liabilities:
Accounts receivable, net	(7,825)	(11,265)
Inventories	(3,323)	1,223
Prepaid and other current assets	(5,562)	(756)
Accounts payable and accrued expenses	35,479	27,475
Deferred revenues	(101)	7,329
Other assets and liabilities	1,283	117
Net cash (used in) provided by operating activities	(96,452)	85,128
Cash flows from investing activities:
Proceeds from sales or maturities of marketable securities	46,420	44,038
Purchase of marketable securities	(14,815)	(46,726)
Capital expenditures	(1,907)	(1,553)
Net cash provided by (used in) investing activities	29,698	(4,241)
Cash flows from financing activities:
Payments to settle convertible notes	(21,417)	—
Payments of contingent consideration	(27)	(60)
Payments for repurchases of common stock	(13,730)	—
Proceeds from the issuance of common stock under the ESPP	851	—
Proceeds from the exercise of common stock options	30	1,473
Payments of employee tax withholding related to equity-based compensation	(1,748)	(2,362)
Net cash used in financing activities	(36,041)	(949)
Net (decrease) increase in cash, cash equivalents, and restricted cash	(102,795)	79,938
Cash, cash equivalents, and restricted cash related to discontinued operations	—	(59,714)
Cash, cash equivalents, and restricted cash at beginning of the period	253,751	192,770
Cash, cash equivalents, and restricted cash at end of the period	$150,956	$212,994
Supplemental data for cash flow information:
Cash paid for taxes	$433	$4,181
Cash paid for interest	$5,467	$24,171

Non-cash investing and financing activities:
Settlement of note receivable in connection with Perosphere acquisition	$10,000	$—
Milestone payment accrued for FDA approval of Vyleesi	$60,000	$—

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended June 30, 2019
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Intangible asset impairment charge	Operating Loss / Adjusted EBITDA
GAAP	$78,109	$24,290	$14,980	$77,324	$77,358	$(115,843)
Depreciation and intangible asset amortization	—	(3,943)	(336)	(434)	—
Stock-based compensation	—	(199)	(680)	(3,656)	—
Asset impairment charges	—	(4,836)	—	—	(77,358)
Non-GAAP Adjusted	$78,109	$15,312	$13,964	$73,234	$—	$(24,401)

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Three Months Ended June 30, 2018
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Operating Income / Adjusted EBITDA
GAAP	$146,254	$76,776	$11,693	$15,898	$41,887
Depreciation and intangible asset amortization	—	(61,423)	(6)	(449)
Non-cash inventory step-up adjustments	—	(967)	—	—
Stock-based compensation	—	(107)	(608)	(4,077)
Adjustments to contingent consideration	—	—	—	49,810
Non-GAAP Adjusted	$146,254	$14,279	$11,079	$61,182	$59,714

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Six Months Ended June 30, 2019
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Acquired IPR&D	Restructuring	Intangible asset impairment charge	Operating Loss / Adjusted EBITDA
GAAP	$153,913	$42,767	$33,046	$152,006	$74,856	$7,420	$77,358	$(233,540)
Depreciation and intangible asset amortization	—	(7,886)	(345)	(858)	—	—	—
Stock-based compensation	—	(401)	(1,360)	(6,981)	—	—	—
Acquisition-related costs	—	—	—	(270)	—	—	—
Acquired IPR&D	—	—	—	—	(74,856)	—	—
Restructuring	—	—	—	—	—	(7,420)	—
Asset impairment charges	—	(4,836)	—	—	—	—	(77,358)
Non-GAAP Adjusted	$153,913	$29,644	$31,341	$143,897	$—	$—	$—	$(50,969)

AMAG Pharmaceuticals, Inc.
Reconciliation of Condensed Consolidated Statements of Operations to Non-GAAP Statements of Operations
Six Months Ended June 30, 2018
(Unaudited, amounts in thousands)

	Revenue	Cost of product sales	Research & development	Selling, general & administrative	Acquired IPR&D	Operating Loss / Adjusted EBITDA
GAAP	$263,642	$140,688	$22,502	$89,329	$20,000	$(8,877)
Depreciation and intangible asset amortization	—	(113,786)	(6)	(764)	—
Non-cash inventory step-up adjustments	—	(3,191)	—	—	—
Stock-based compensation	—	(307)	(1,328)	(7,948)	—
Adjustments to contingent consideration	—	—	—	49,184	—
Acquired IPR&D	—	—	—	—	(20,000)
Non-GAAP Adjusted	$263,642	$23,404	$21,168	$129,801	$—	$89,269

AMAG Pharmaceuticals, Inc.
Reconciliation of GAAP to Non-GAAP 2019 Financial Guidance
(Unaudited, amounts in millions)

	Updated 2019 Financial Guidance	Previous 2019 Financial Guidance
Operating loss	($286) - ($276)	($206) - ($176)
Depreciation & intangible asset amortization	18	36
Stock-based compensation	19	22
Non-cash inventory step up and adjustments to contingent consideration	—	1
Acquired IPR&D	75	75
Restructuring	7	7
Asset impairment charges	82	—
Non-GAAP adjusted EBITDA	($85) - ($75)	($65) - ($35)

AMAG Pharmaceuticals, Inc.
Share Count Reconciliation
(Unaudited, amounts in millions)

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
Weighted average basic shares outstanding	33.8		34.4		34.1		34.3
Employee equity incentive awards	—	[3]	—	[3]	—	[3]	—	[3]
GAAP diluted shares outstanding	33.8		34.4		34.1		34.3
Employee equity incentive awards	—		0.4	[4]	—		0.3	[4]
Non-GAAP diluted shares outstanding	33.8		34.8		34.1		34.6

3 Employee equity incentive awards would be anti-dilutive in this period.
4 Reflects the non-GAAP dilutive impact of employee equity incentive awards.

CONTACT:
AMAG Pharmaceuticals, Inc.
Linda Lennox
Vice President, Investor Relations
O: 617-498-2846
M: 908-627-3424